Contact: Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS STRONG DOUBLE-DIGIT EARNINGS GROWTH
IN RECORD THIRD QUARTER RESULTS

DEERFIELD, Ill., June 21, 2004 - Walgreen Co. (NYSE, NASDAQ: WAG) today reported strong double-digit earnings growth while announcing record results for the third quarter and first nine months of fiscal 2004.

Net earnings for the quarter ended May 31 were up 16.4 percent to $344.6 million or 33 cents per share (diluted), from $296.1 million or 29 cents per share (diluted) in the same quarter a year ago.

Net earnings for the nine months climbed 15.0 percent to $1.033 billion or $1.00 per share (diluted), versus last year's $898.6 million or 87 cents per share (diluted).

Sales increased 15.0 percent to a record $9.6 billion for the third quarter and 15.8 percent to $28.1 billion for the first nine months. Total sales in comparable stores (those open more than a year) were up 10.4 percent in the quarter.

Prescriptions, which accounted for 64 percent of sales in the quarter, climbed 17.2 percent. Prescription sales in comparable stores rose 13.4 percent in the quarter. Third party plans now account for 92 percent of all prescription sales.

 "Strong sales, improved overall margins and good expense control combined for an excellent quarter," said Chairman and CEO David Bernauer. "At the same time, we're on pace with our expansion plan to open more than 425 new stores this year for a net increase (after store relocations and closings) of over 350."

Gross profit improved to 26.91 as a percent to sales versus last year's 26.78. "We saw improved front-end margins this quarter, though that was partially offset by faster growth in lower-margin prescription sales," said Bernauer.

(more)

Third quarter selling, occupancy and administrative costs also showed improvement, decreasing two basis points over the previous year, from 21.25 to 21.23 as a percent to sales.

"We distributed fixed costs over a larger store base and demonstrated solid expense control," said President Jeff Rein. "Some of that expense control was offset by costs associated with our ongoing and accelerated replacement of analog photo labs with digital machines. These new labs offer customers more and better services and lower our operating costs. They're a great return on investment."

With increasing demand for prescription drugs, Walgreens is expanding its store base and seeing its market share grow among non-prescription items, too. "In the most recent 52-week period, we gained market share in 59 of our top 60 categories," said Rein. "We expect that trend to continue as consumer demand increases for our brand of convenient shopping."

To support its store growth, in May Walgreens opened its fourth new distribution center in three years. This latest, highly efficient facility, located in Moreno Valley, Calif., is delivering merchandise to stores in Southern California and surrounding states.

Also in the quarter, Walgreens lowered its LIFO inflation index from 1.75 percent to 1.5 percent, reflecting less than anticipated inflation in inventories. Even with the reduction, this year's third quarter LIFO charge increased to $12.7 million from last year's $9.0 million. For the nine-month period, the LIFO charge was $55.2 million compared to last year's $55.7 million.

At May 31, Walgreens operated 4,414 drugstores in 44 states and Puerto Rico, versus 4,050 a year ago, for a net increase of 364.

For additional information on the quarter's results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K, which Note is incorporated into this news release by reference.

(more)

WALGREEN CO.
COMPARATIVE CONDENSED STATEMENTS OF EARNINGS
 (Unaudited: in millions, except per share data)

	QUARTER ENDED			NINE MONTHS ENDED
	May 31 2004	May 31 2003	Percent Change	May 31 2004	May 31 2003	Percent Change
Net sales	$ 9,578.5	$ 8,328.0	15.0%	$ 28,081.5	$ 24,259.0	15.8%
Earnings before taxes (A)	$ 551.3	$ 475.7	15.9%	$ 1,652.8	$ 1,443.5	14.5%
Income taxes	$ (206.7)	$ (179.6)		$ (619.8)	$ (544.9)
Net earnings (A)	$ 344.6	$ 296.1	16.4%	$ 1,033.0	$ 898.6	15.0%
Net earnings per share (A) Basic Diluted	$ .34 $ .33	$ .29 $ .29	17.2% 13.8%	$ 1.01 $ 1.00	$ .88 $ .87	14.8% 14.9%
Dividends declared per share	$ .04313	$ .0375	15.0%	$ .12938	$ .1125	15.0%
Average shares outstanding Basic Diluted	1,023.3 1,030.3	1,024.9 1,031.1		1,024.2 1,031.6	1,024.9 1,031.6
  Fiscal 2004 third quarter includes a LIFO charge of $12.7 million versus a LIFO charge the previous year of $9.0 million. Fiscal 2004 nine months includes a LIFO charge of $55.2 million versus a LIFO charge the previous year of $55.7 million.

  This year's quarter also includes a $3 million pre-tax ($1.9 million after-tax) gain for litigation settlements versus a gain in last year's quarter of $12 million pre-tax ($7.4 million after tax) from litigation settlements. Excluding these gains, pre-tax earnings for the quarter increased 18.2 percent to $548.3 million from last year's $463.7 million, and after-tax earnings for the quarter increased 18.7 percent to $342.7 million from last year's $288.7 million.

  Fiscal 2004 nine months also includes a $15.7 million pre-tax ($9.8 million after-tax) gain for litigation settlements versus a $29.0 million pre-tax ($18.1 million after-tax) gain in last year's period for litigation settlements. Excluding these gains, pre-tax earnings for the nine months increased 15.7 percent to $1,637.1 million from last year's $1,414.5 million, and after-tax earnings for the nine months increased 16.2 percent to $1,023.2 million from last year's $880.5 million.

# # # # #